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                                                                    Exhibit 23.1

Consent of Independent Auditors'

The Board of Directors
VerticalNet, Inc.

We consent to the inclusion of our report dated January 28, 2000, with respect to the consolidated balance sheets of VerticalNet, Inc. and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, shareholders' equity (deficit) and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K/A of Internet Capital Group, Inc.

/s/ KPMG LLP

Philadelphia, Pennsylvania
March 29, 2000